UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2016

KBR, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

601 Jefferson Street

Suite 3400

Houston, Texas 77002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On August 12, 2016, KBR Holdings, LLC (“KBR Holdings”), a Delaware limited liability company and a wholly owned subsidiary of KBR, Inc. (the “Company”), agreed to acquire Honeywell Technology Solutions Inc., a Delaware corporation (“HTSI”), pursuant to a Purchase and Sale Agreement entered into among Honeywell International Inc., a Delaware corporation (“Honeywell”), HTSI and KBR Holdings (the “Purchase Agreement”). KBR Holdings will pay Honeywell $300 million, subject to certain working capital and other purchase price adjustments set forth in the Purchase Agreement, for HTSI, which provides technical, professional and mission support services involving military pre-positioning operations, total package fielding and automated fuel handling, ground-based space mission services, physical and cyber security and other services. On August 12, 2016, the Company entered into a Guaranty Agreement pursuant to which the Company has guaranteed the obligations of KBR Holdings under the Purchase Agreement.

The Purchase Agreement has been approved and adopted by the Board of Managers of KBR Holdings and the Boards of Directors of Honeywell and HTSI. The closing of the acquisition is conditioned upon, among other things, (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) other usual and customary closing conditions. The Purchase Agreement contains termination rights for both KBR Holdings and Honeywell, including that either party may terminate the Purchase Agreement if the closing of the acquisition has not occurred prior to the one hundred twentieth (120th) day after the date of the Purchase Agreement. It is anticipated that the purchase price will be funded from funds available under the Company’s Amended and Restated Revolving Credit Agreement dated as of September 25, 2015.

The Purchase Agreement contains customary representations and warranties for all parties and customary conditions to the parties’ obligations to close the transaction, as well as agreements to cooperate in the process of consummating the transaction. The Purchase Agreement also contains provisions limiting the activities of HTSI which are outside of the usual course of business, including restrictions on employee compensation, certain acquisitions and dispositions of assets and liabilities, and solicitations relating to alternative acquisition proposals, pending completion of the acquisition.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement have been made solely for the purposes of the Purchase Agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; are not intended as statements of fact to be relied upon by the Company’s investors, but rather as a way of allocating the risk between the parties to the Purchase Agreement in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Purchase Agreement, which disclosures are not reflected in the Purchase Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by the Company’s investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and investors should not rely on them as statements of fact. In addition, such representations and warranties (i) will not survive the consummation of the acquisition and (ii) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the

Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company, Honeywell, or HTSI, their respective affiliates or their respective businesses.

ITEM 2.03	Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1*	Purchase and Sale Agreement by and among Honeywell International Inc., Honeywell Technology Solutions Inc., and KBR Holdings, LLC dated as of August 12, 2016

10.1	Guaranty Agreement dated as of August 12, 2016 by and between KBR, Inc. in favor of Honeywell International Inc.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: August 12, 2016	By:	/s/ Beth Ann Dranguet
Beth Ann Dranguet Assistant Corporate Secretary